CSE: LCU | OTCQB: LCGMD

Lion Copper Corp. Completes Share Consolidation and Name Change

September 14, 2026, Yerington, Nevada - Lion Copper Corp. (the "Company" or "Lion") (CSE: LCU) (OTCQB: LCGMD) is pleased to announce that, effective today, the Company has completed its previously announced name change from Lion Copper and Gold Corp. to Lion Copper Corp. and the consolidation of its issued and outstanding common shares on the basis of twenty-seven (27) pre-consolidation common shares for one (1) post-consolidation common share.

Effective at market open today, September 14, 2026, the Company's common shares commenced trading on the Canadian Securities Exchange ("CSE") on a post-consolidation basis under the Company's new name, Lion Copper Corp., and new trading symbol "LCU."

In connection with the name change and share consolidation, the Company's OTCQB trading symbol has also changed from "LCGMF" to "LCGMD."

The Company's new CUSIP number is 53621C101 and its new ISIN number is CA53621C1014.

Following completion of the consolidation, the Company has approximately 15,975,396 common shares issued and outstanding, subject to final rounding adjustments. The exercise or conversion price and the number of common shares issuable under the Company's outstanding convertible securities have been proportionately adjusted to reflect the consolidation.

The name change to Lion Copper Corp. reflects the Company's focus on advancing its copper assets, including its flagship Yerington Copper Project in Nevada.

The share consolidation was undertaken in connection with the Company's application to list its common shares on the Nasdaq Capital Market and is intended to assist the Company in satisfying Nasdaq's initial listing requirements, including the applicable minimum bid price requirement. The Company's Nasdaq listing application remains subject to Nasdaq review and satisfaction of all applicable listing requirements. There can be no assurance that the Company's listing application will be approved or that the Company will satisfy the required listing conditions in a timely manner, or at all.

John Banning, Chief Executive Officer of Lion Copper Corp., commented:

"The completion of our name change and share consolidation represents another step in Lion's evolution as we continue advancing the Yerington Copper Project and our broader copper district in Nevada. The Lion Copper name better reflects the Company we have become and our focus on developing a significant source of domestic U.S. copper.

The consolidation also represents an important step in our planned Nasdaq listing process. We believe a Nasdaq listing would provide Lion with greater visibility in the U.S. capital markets, broaden our potential institutional shareholder base and improve access to long-term sources of capital as we continue advancing Yerington through Definitive Feasibility Study and permitting."

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Shareholder Information

Registered shareholders holding common shares represented by physical certificates will receive a letter of transmittal from Computershare Trust Company of Canada, the Company's transfer agent, with instructions for exchanging their existing certificates for certificates representing post-consolidation common shares.

No action is required by registered shareholders holding their common shares in book-entry form or by non-registered shareholders holding their common shares through a broker, investment dealer, bank, trust company or other intermediary.

No fractional shares were issued in connection with the consolidation. Post-consolidation fractional share entitlements of 0.5 or greater were rounded up to the nearest whole common share and fractional entitlements of less than 0.5 were rounded down to the nearest whole common share. No cash consideration was paid in respect of fractional shares.

About Lion Copper Corp.

Lion Copper Corp. is advancing its flagship copper project in Yerington, Nevada through an earn-in agreement with Nuton LLC, a Rio Tinto venture.

Further information can be found at LionCG.com.

On behalf of the Board of Directors

John Banning
Chief Executive Officer
Lion Copper Corp.

For more information please contact:

Email: info@lioncg.com
Website: LionCG.com

CSE: LCU | OTCQB: LCGMD

Neither the Canadian Securities Exchange nor its Regulation Services Provider accepts responsibility for the adequacy or accuracy of this release.

Forward-Looking Statements

This news release contains forward-looking information and forward-looking statements within the meaning of applicable securities laws, including statements regarding the Company's application to list its common shares on the Nasdaq Capital Market, the potential satisfaction of Nasdaq initial listing requirements, the timing and potential approval of the Company's Nasdaq listing application, the anticipated benefits of a Nasdaq listing, including increased visibility in the U.S. capital markets, a broader potential institutional shareholder base and improved access to long-term sources of capital, and the Company's ongoing focus on advancing its copper assets, including its flagship copper project in Yerington, Nevada.

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Forward-looking statements are based on management's current expectations, estimates, projections, beliefs and assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause actual results, events or developments to differ materially from those expressed or implied by such statements, including risks relating to regulatory, exchange and other approvals, market conditions, the Company's ability to satisfy Nasdaq listing requirements, the timing and outcome of the Company's Nasdaq listing application, the impact of the consolidation on trading liquidity and market price, and other risks described in the Company's public disclosure documents. Readers are cautioned that forward-looking statements are not guarantees of future performance and should not place undue reliance on them. Forward-looking statements speak only as of the date of this news release, and the Company undertakes no obligation to update or revise such statements except as required by applicable law.

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